Exhibit 99.1

DOYLESTOWN, Pennsylvania – May 15, 2017. ProPhase Labs, Inc. (NASDAQ: PRPH, www.ProPhaseLabs.com) today reported its financial results for the three months ended March 31, 2017. As previously announced, effective March 29, 2017 and with the approval of the Company’s stockholders, the Company completed the sale of assets comprised principally of the sale of intellectual property rights and other assets relating to the Cold-EEZE® brand and product line (collectively, referred to herein as the “Cold-EEZE® Business”) to a wholly-owned subsidiary of Mylan N.V. (“Mylan”). As a consequence of the sale of the Cold-EEZE® Business, for the three months ended March 31, 2017 and 2016, the Company has classified as discontinued operations the (i) gain from the sale of the Cold-EEZE® Business, (ii) all gains and losses attributable to the Cold-EEZE® Business and (iii) the income tax expense attributed to the sale of the Cold-EEZE® Business. Excluded from the sale of the Cold-EEZE® Business were the Company’s accounts receivable and inventory, and it also retained all liabilities associated with the Cold-EEZE® Business operations arising prior to March 29, 2017.

We continue to own and operate our manufacturing facility and manufacturing business in Lebanon, Pennsylvania, and our headquarters in Doylestown, Pennsylvania. As part of the sale of the Cold-EEZE® Business, we entered into a manufacturing agreement to supply various Cold-EEZE® lozenge products to Mylan. In addition, we produce over-the-counter drug and dietary supplement lozenges and other products for other third party customers. We are also pursuing a series of new product development and pre-commercialization initiatives in the dietary supplement category.

Net sales from continuing operations were $771,000 for the three months ended March 31, 2017, as compared to net sales of $1.0 million for the three months ended March 31, 2016. In addition, the loss from continuing operations before income taxes was $1.2 million for the three months ended March 31, 2017, as compared to $1.3 million for the three months ended March 31, 2016.

As a consequence of the sale of the Cold-EEZE® Business, the Company realized a gain, net of income tax, of $26.3 million for the three months ended March 31, 2017. The gain on the sale of the Cold-EEZE® Business is classified as a component of our discontinued operations at March 31, 2017 and is net of approximately $19.5 million for estimated income taxes arising from the sale. For the three months ended March 31, 2017, the Company also realized an income tax benefit from continuing operations of $18.1 million as a consequence of the utilization of the federal and state net operating losses.

Utilization of net operating loss carryforwards may be subject to certain statutory limitations. Based on the Company’s preliminary analysis, it does not believe that the current net operating loss carryforwards are subject to these limitations as of March 31, 2017. However, until the Company completes a final analysis upon filing of its 2017 income tax return, there can be no assurances that the preliminary analysis is accurate or complete. Should the Company identify any limitations upon the completion of its final analysis, the impact could be material to the financial statements and that the Company could incur additional income tax expense arising from the sale of the Cold-EEZE® Business.

The Company realized net income from continuing operations for the three months ended March 31, 2017, of $16.9 million, or $0.99 per share, compared to a net loss of $1.3 million, or ($0.08) per share, for the three months ended March 31, 2016. The Company realized net income from discontinued operations for the three months ended March 31, 2017, of $27.7 million, or $1.62 per share, compared to a net loss from discontinued operations of $30,000, or ($0.00) per share, for the three months ended March 31, 2016.

Ted Karkus, the CEO of the Company, stated, “The ProPhase Labs team succeeded in revitalizing the Cold-EEZE® brand which culminated in the sale of the Cold-EEZE® Business. The team delivered great value to our shareholders.”

Mr. Karkus added, “Looking ahead, we still have significant responsibilities related to the transition of the Cold-EEZE® Business to Mylan and the continued manufacture of Cold-EEZE® lozenges for Mylan. We hope to leverage our manufacturing business by creating new contract manufacturing and private label opportunities. We currently expect our manufacturing operations to operate at approximately breakeven for the remainder of this year. Furthermore, the reported cash balances as of March 31, 2017 do not reflect the payments for related taxes, legal expenses, performance bonuses, severance and reorganization costs that are to be paid principally in the second quarter as well as subsequent periods.”

Mr. Karkus also noted, “We started shipping our new dietary supplement, Legendz XL®, to a major retail drug chain during the first quarter 2017. However, we will require significant growth in distribution and retail channels in order to achieve a successful launch and build a successful new product line.”

Additionally Mr. Karkus stated, “Within the over the counter remedies market, we are actively exploring new product technologies, applications, product line extensions and other new product opportunities. We are also exploring and will consider and pursue other alternatives and strategies, including, but not limited to, investments and acquisitions in other sectors and industries.”

About the Company

ProPhase is a manufacturer, marketer and distributor of a diversified range of homeopathic and health care products that are offered to the general public. We are also engaged in the research and development of other potential over-the-counter (“OTC”) drugs and natural base health products, including supplements, personal care and cosmeceutical products, and intend to explore and evaluate opportunities outside of the consumer products industry. For more information visit us at www.ProPhaseLabs.com.

Forward Looking Statements

Except for the historical information contained herein, this document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the launch of our new line of TK Supplements®, and our new product Legendz XL®. Management believes that these forward-looking statements are reasonable as and when made. However, such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from those projected in the forward-looking statements. These risks and uncertainties include, but are not limited to: the difficulty of predicting the acceptance and demand for our products, the impact of competitive products and pricing, costs involved in the manufacture and marketing of products, the timely development and launch of new products, and the risk factors listed from time to time in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and any subsequent SEC filings.

Investor Contact

Ted Karkus, Chairman and CEO

ProPhase Labs, Inc.

(215) 345-0919 x 0

PROPHASE LABS, INC. & SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended March 31,
	2017	2016

Net sales	$771	$1,016
Cost of sales	686	731
Gross profit	85	285

Operating expenses:
Sales and marketing	115	298
Administration	1,080	1,203
Research and development	34	38
	1,229	1,539
Interest expense, net	(54)	(52)

Loss from operations continuing operations before taxes	(1,198)	(1,306)

Income tax benefit from continuing operations	18,123	-
Income (loss) from operations continuing operations	16,925	(1,306)

Discontinued operations:
Income (loss) from discontinued operations	1,365	(30)
Gain on sale of discontinued operations	26,349	-
Income (loss) from discontinued operations	27,714	(30)

Net income (loss)	$44,639	$(1,336)

Basic earnings (loss) per share:
Income (loss) from continuing operations	$0.99	$(0.08)
Income (loss) from discontinued operations	1.62	-
Net income (loss)	$2.61	$(0.08)

Basic earnings (loss) per share:
Income (loss) from continuing operations	$0.95	$(0.08)
Income (loss) from discontinued operations	1.56	-
Net income (loss)	$2.51	$(0.08)

Weighted average common shares outstanding:
Basic	17,082	17,081
Diluted	17,772	17,081

PROPHASE LABS, INC. & SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(in thousands)

(unaudited)

	March 31, 2016	December 31, 2016

Cash and cash equivalents	$42,800	$441
Accounts receivable	$3,410	$5,770
Inventory	$2,155	$2,736
Total current assets	$49,662	$9,627
Total assets	$57,543	$12,802

Total current liabilities	$6,873	$6,840
Total stockholders’ equity	$50,670	$5,962